                                                                    EXHIBIT 12.1

                          MORAN TRANSPORTATION COMPANY

                Computation of Ratio of Earnings to Fixed Charges
                             (Amounts in thousands)

                                            Period      Period
                                  Year   Jan. 1, 1994 July 1, 1994
                                 Ended       Thru        Thru          Year Ended December 31,
                                 Dec 31,    July 11,    Dec. 31,    -------------------------------
                                  1993        1994        1994        1995        1996       1997
                                --------    --------    --------    --------    --------   --------
Pretax income from
continuing operations .......   $  9,764    $  2,054    $  1,536    $   (136)   $  2,113      2,233

Capitalized interest ........        (28)        (62)          0           0           0          0

Undistributed income
from affiliiated
partnership (Shipmor) .......     (1,149)          0           0           0           0          0
                                --------    --------    --------    --------    --------   --------
                                $  8,587    $  1,992    $  1,536    $   (136)   $  2,113      2,233
                                ========    ========    ========    ========    ========   ========
Fixed charges
Interest expense and
amortization of debt discount
and premium on all
indebtedness (a) ............   $  2,077    $    975    $  4,810    $ 10,192    $ 10,132     10,026

Rentals
1/3 rent expense (b) ........        366         192         173         351         387        632
                                --------    --------    --------    --------    --------   --------
Total fixed charges .........   $  2,443    $  1,167    $  4,983    $ 10,543    $ 10,519     10,658
                                ========    ========    ========    ========    ========   ========
Earnings before
income taxes and
fixed charges ...............   $ 11,030    $  3,159    $  6,519    $ 10,407    $ 12,632     12,891
                                ========    ========    ========    ========    ========   ========
Ratio of earnings to
fixed charges ...............        4.5         2.7         1.3         1.0         1.2        1.2
                                ========    ========    ========    ========    ========   ========


(a) Included in interest expense is capitalized interest related to the construction of new equipment.

(b) The portion of rentals classified as fixed charges is deemed to be representative of the interest factor.